UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2023

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	47-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Richmond Avenue, Suite 1200

Houston, Texas 77098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 873-5141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Bret Scholtes

On May 27, 2023, the Board of Directors (the “Board”) of Guardion Health Sciences, Inc. (the “Company”) accepted the resignation of Bret Scholtes, the Company’s President and Chief Executive Officer, effective as of June 9, 2023 (the “Separation Date”). Mr. Scholtes is also resigning from the Board on the Separation Date. Mr. Scholtes’ resignation was not the result of any disagreement with the Company relating to its operations, policies or practices. In connection with Mr. Scholtes’ resignation from the Board, effective as of June 10, 2023, the Board approved a reduction in the size of the Board to four directors.

Appointment of Janet Hall as President and Chief Executive Officer

Effective as of June 19, 2023, the Company appointed Janet (“Jan”) Hall as the Company’s President and Chief Executive Officer.

Ms. Hall is a highly regarded veteran of big consumer health and consumables and brings an extensive array of commercial experience and accomplishments, including senior executive positions with blue-chip companies such as Johnson & Johnson, where she was President, North America of the Neutrogena Company, and The Coca-Cola Company, where she was SVP & General manager of Consumer Marketing. Ms. Hall started her marketing career at United Biscuits and Cadbury Schweppes, and moved into the consumer health sector with senior marketing roles at SmithKline Beecham (GlaxoSmithKline). Most recently, Ms. Hall was Chief Executive Officer of M2 Ingredients, a vertically integrated company with an FDA registered controlled environment facility that grows, processes and packages functional foods and nutritional products.

On May 28, 2023, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Hall pursuant to which Ms. Hall will serve as President and Chief Executive Officer of the Company effective as of June 19, 2023 (the “Effective Date”). The term of the Employment Agreement will commence on the Effective Date and will continue until terminated by either party for any reason. Pursuant to the Employment Agreement, Ms. Hall shall receive an annual base salary of $370,000, (the “Base Salary”), subject to withholding, and payable in accordance with the Company’s regular payroll practices. Ms. Hall will be eligible to receive a target bonus of up to 100% of the Base Salary, subject to achievement of annual Company and individual performance objectives as established by the Board (the “Bonus”). The Bonus will be paid, to the extent earned, in the calendar year following the calendar year for which the performance objectives are established.

In addition, Ms. Hall will be eligible to participate in such retirement, life insurance, fringe and other employee benefit plans that the Company maintains for its full-time employees (collectively, the “Benefits”), and shall be eligible to be reimbursed for reasonable documented business expenses. Furthermore, any compensation paid to Ms. Hall will be subject to clawback as may be required by law or otherwise.

In the event Ms. Hall terminates her employment for Good Reason (as defined in the Employment Agreement), or the Company terminates her employment without Cause (as defined in the Employment Agreement), Ms. Hall will be entitled to severance in the form of nine (9) months of Base Salary continuation, which will be increased to twelve (12) months of Base Salary continuation if termination is on or after the one (1)-year anniversary of the Effective Date, payable in accordance with the Company’s normal payroll practices, with the first payment commencing within 45 days of the termination date; provided, however, that if Ms. Hall’s employment is terminated upon consummation of a Change of Control (as defined in the Employment Agreement), the severance described above, which Ms. Hall is otherwise entitled to receive, shall be paid in a lump sum within ninety (90) days of the closing date of the termination date.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Ms. Hall and any of our directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Ms. Hall and any other persons pursuant to which Ms. Hall was appointed as President and Chief Executive Officer of the Company. There are no related party transactions involving Ms. Hall that are reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On May 30, 2023, the Company issued a press release announcing the resignation of Bret Scholtes as President and Chief Executive Officer, and as a director of the Company, and the appointment of Jan Hall as President and Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1+	Employment Agreement by and between the Company and Janet Hall dated May 28, 2023
99.1	Press release dated May 30, 2023
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.
Date: May 30, 2023
	By:	/s/ Robert N. Weingarten
	Name:	Robert N. Weingarten
	Title:	Chairman